EXHIBIT 99.1

NEWS RELEASE

           Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES $2 MILLION EXPANSION, CAPITAL AND OPERATING IMPROVEMENTS AT TRACE REGIONAL HOSPITAL

ATLANTA, Georgia (March 15, 2021) – SunLink Health Systems, Inc. (NYSE American: SSY) announced today that its wholly-owned subsidiary, Trace Regional Hospital, has implemented its Trace Forward Capital Plan totaling approximately $2 million to expand, upgrade and improve its physical plant, patient care, ancillary services and support areas. The Trace Forward Capital Plan includes an 8-bed expansion of its Pathways Care Program, a geriatric behavioral  health service, which will bring Pathways to 26 total beds. The Plan also features modernized, acute care patient rooms with renovated support areas, a complete hospital-wide replacement and upgrade of its heating and air conditioning systems, replacement of a substantial portion of the building roof, enhanced Women’s services equipment, new diagnostic equipment, additional information technology equipment and improved IT security services. In connection of these improvements Trace has recently added new ultrasound equipment and expanded telemedicine services to augment its existing digital mammography capabilities.

Marianne Johnson, Trace COO/CNO and executive in charge of the Pathways Care Program, commented, “The expansion and upgrade of our Pathways Care Program will allow us to meet the growing demand for quality senior behavioral services as well as acute care hospital services in our northeast Mississippi service area.”

Sheila Brockman, Trace CEO, said, “Our major capital expenditures are being undertaken in a manner that minimizes disruption in our medical center services and are expected to be completed by June 30, 2021. They are being paid out of Trace’s cash on hand and reflect our commitment to the quality of and access to healthcare services in the Houston community and Chickasaw County, and our confidence in the growth potential of the northeast Mississippi area. We wish to thank our elected Mississippi and Federal officials and staff for making these investments possible under various provisions of the CARES Act, which are funding a portion of the Trace Forward Capital Plan, and for prioritizing quality and access to care for the citizens of the Houston and Chickasaw County area during this uncertain and potentially disastrous period of the COVID-19 pandemic.”

Trace Regional Hospital is an 84-bed licensed acute care hospital, which includes the 18-bed Pathways Care Program and Floy Dyer Nursing Home, a 66-bed skilled nursing facility. Trace, Pathways and Floy Dyer are located in Houston, Mississippi, and focus primarily on senior healthcare services.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare properties and businesses in the Southeast.  Each of the Company’s businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals.  For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties, and other factors, which could cause actual results, performance, and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2020 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.